As filed with the Securities and Exchange Commission on March 24, 2023

Registration No. 333-215284

Registration No. 333-264595

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2 to Form S-1, Registration Statement No. 333-215284

Post-Effective Amendment No. 1 to Form S-1, Registration Statement No. 333-264595

UNDER

THE SECURITIES ACT OF 1933

Vyant Bio, Inc.

(Exact name of registrant as specified in its charter)

Delaware	8071	04-3462475
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification No.)

2 Executive Campus

2370 State Route 70, Suite 310

Cherry Hill, NJ 08002

(201) 479-1357

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Andrew D. C. LaFrence

2 Executive Campus

2370 State Route 70, Suite 310

Cherry Hill, NJ 08002

(201) 479-1357

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Alan Wovsaniker

Lowenstein Sandler LLP

One Lowenstein Drive

Roseland, New Jersey 07068

Tel: 973-597-2500

Approximate date of commencement of proposed sale to the public: This post-effective amendment is being filed to deregister the unsold securities previously registered under this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 under the Securities Exchange Act of 1934:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”) are being filed by Vyant Bio, Inc., a Delaware corporation (the “Company”), to remove from registration any and all shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”) and any and all other securities of the Company remaining unissued and unsold under the following Registration Statements on Form S-1 (the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (the “SEC”):

●	Registration Statement on Form S-1, No. 333-264595, filed on April 29, 2022, pertaining to the registration of an aggregate of up to 5,796,733 shares of Common Stock.

●	Registration Statement on Form S-1, No. 333-215284, filed on December 22, 2016, as amended, pertaining to the registration of an aggregate of up to 2,608,910 shares of Common Stock issuable upon the exercise of warrants, including (i) the resale by certain selling stockholders of an aggregate of 1,233,910 shares of Common Stock issuable upon the exercise of warrants to purchase our Common Stock, which such warrants were issued in connection with a private placement consummated on May 25, 2016; and (ii) the resale by certain selling stockholders of an aggregate of 1,375,000 shares of Common Stock issuable upon the exercise of warrants to purchase our Common Stock, which such warrants were issued in connection with a private placement consummated on September 14, 2016; and

For ease of reference, all share numbers above are as stated in the Registration Statements, without giving pro forma effect to any adjustments, as applicable, for subsequent events such as stock splits occurring after the original filing dates of the respective Registration Statements.

In accordance with undertakings made by the Company in each the Registration Statements to remove from registration, by means of a post-effective amendment, any and all securities of the Company that were registered for issuance that remain unsold at the termination of the offerings, the Company hereby removes from registration any and all securities of the Company registered but unsold under each of the Registration Statements. As a result of this deregistration, no securities remain registered for sale pursuant to the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cherry Hill, New Jersey, on March 24, 2023.

VYANT BIO, INC.

By:	/s/ Andrew D. C. LaFrence
Name:	Andrew D. C. LaFrence
Title:	President, Chief Executive Officer and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Andrew D. C. LaFrence Andrew D. C. LaFrence	President, Chief Executive Officer and Chief Financial Officer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	March 24, 2023

/s/ John Fletcher John Fletcher	Chairman of the Board of Directors	March 24, 2023

/s/ Paul Hansen Paul Hansen	Director	March 24, 2023

/s/ Geoffrey Harris Geoffrey Harris	Director	March 24, 2023

/s/ Joanna Horobin Joanna Horobin	Director	March 24, 2023

/s/ Howard McLeod Howard McLeod	Director	March 24, 2023

/s/ John A. Roberts John A. Roberts	Director	March 24, 2023

/s/ Ping Yeh Ping Yeh	Director	March 24, 2023